Exhibit 10.1
June 13, 2008
Kenneth T. Stevens
7309 Lambton Park Road
New Albany, Ohio 43054
Dear Ken:
This Letter Agreement will serve to specify the terms of your separation from Tween Brands, Inc. (“Tween Brands” or the “Company” (formerly Too, Inc.)). Except as set forth below, (a) all terms and conditions of your Employment Agreement dated January 29, 2007 between you and the Company (the “Employment Agreement”) remain in force and (b) to the extent of any disagreement between this Letter Agreement and the Employment Agreement, the Employment Agreement shall control. Any capitalized word or term used but not defined in this Letter Agreement has the meaning given to it in the Employment Agreement.
1.	June 27, 2008 shall be your “Termination Date.” Between now and the Termination Date, you will continue as President and Chief Operating Officer of the Company. The Termination Date will be your final date of employment with the Company and, on such date, you shall incur a “separation from service,” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended. The pay and benefits you currently receive as President and Chief Operating Officer shall continue through the Termination Date.
2.	You shall cease to be an officer of the Company and any of its affiliates on the Termination Date. You will also cease acting as Principal Financial Officer and Principal Accounting Officer of the Company on the Termination Date.
3.	You have submitted a letter of resignation to the Company’s Board of Directors (the “Board”) dated June 11, 2008. Your resignation from the Board would be effective June 27, 2008.
4.	The termination of your employment will be treated on the Termination Date as a Voluntary Termination by Executive without Good Reason under Paragraph 11(a) of the Employment Agreement entitling you to the compensation and benefits set forth in Paragraph 11(a) of the Employment Agreement. In addition, the Company agrees to pay you within five (5) business days of the date this Letter Agreement becomes irrevocable the amount of four hundred thousand dollars ($400,000) minus applicable taxes and fees.
5.	The Company agrees to reimburse you for legal fees you may incur associated with the negotiation of this Letter Agreement up to a maximum total amount of five thousand dollars ($5,000). You will receive this payment after you submit to the Company appropriate documentation of these legal fees and within sixty (60) days of the date this Letter Agreement becomes irrevocable.
6.	The Company agrees to reduce the “Non-Competition Period” outlined in Paragraph 12(b) of the Employment Agreement and the “No-Raid Period” outlined in Paragraph 12(c) of the Employment Agreement from two years to a period of one year from the Termination Date.
7.	Neither you nor any officer, director or any authorized spokesperson of the Company will state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in its/his market and community at large.
8.	The sums of money and conditions set forth as specified in paragraphs (4), (5) and (6) of this Letter Agreement represent any and all termination pay, back pay, wages, vacation pay, damages (liquidated or unliquidated), benefits, attorneys‘’ fees, costs, interest or other monies to which you may now be entitled from the Company. In the event of your death prior to the payment of such amounts to you, the compensation and benefits you are entitled to receive under this Letter Agreement will inure to the benefit of your heirs.
9.	Except for your rights under this Letter Agreement, you acquit, release and forever discharge, the Company, its affiliates, and all of their past, present and future officers, directors, agents, employees and shareholders, of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which you ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company and with respect to any other agreement, under other federal, state or local law with respect to age, race, sex, and other forms of employment discrimination, breach of contract, tort or other federal, state and local laws relating to employment and its termination.

10.	Except for its rights under this Letter Agreement, the Company acquits, releases and forever discharges you of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which it ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company.
11.	You hereby certify that you are not aware of any weakness, compliance issue or accounting issues that have not been previously disclosed to the Company’s Chief Executive Officer or have been specifically identified and recognized as an issue in the Sarbanes-Oxley Section 404 process.
12.	You agree to make yourself available for testimony at any proceeding and/or consultation with the Company’s attorneys, and to cooperate fully during any investigation with respect to any pending or future litigation that involves you and/or the Company because of your past role with the Company or about which you have knowledge or information. The Company agrees to pay you in full all reasonable expenses associated therewith. Such payment to be made to you within five (5) business days of the date on which you submit to the Company appropriate documentation of such expenses.
13.	The Company will indemnify you and hold you harmless against any and all liability (including, without limitation, reasonable attorneys’ fees) to the fullest extent permitted by the laws of Delaware as they may exist from time to time for any claim brought against the Company, any of its affiliates or you, either individually or as a member of the Board, with regard to any event, action or inaction that occurred during your employment with the Company or during your tenure on the Board.
14.	If the terms are acceptable, please execute and return a signed copy of this Letter Agreement. You understand that you should discuss any concerns you may have with your lawyer before executing this Letter Agreement. By law, after you sign this Letter Agreement you have seven (7) days from that date in which you can change your mind and revoke it. To revoke this Letter Agreement, you must deliver a written revocation to the Senior Vice President Human Resources at Tween Brands, Inc., 8323 Walton Parkway, New Albany, OH 43054 by 5:00 p.m. on or before the seventh day following the date you sign this Letter Agreement.
15.	You and the Company agree that this Letter Agreement can only be amended by a writing signed by both you and the Company and that this Letter serves to fulfill any and all notice provisions in the Employment Agreement, pursuant to Paragraphs 10(g), 11(a) or otherwise.

Thank you for the many valuable contributions you have made to the Company and I wish you great success in the future.
Sincerely,
/s/ Michael W. Rayden
Michael W. Rayden
Chairman and Chief Executive Officer
Agreed to and accepted:

/s/ Kenneth T. Stevens
Kenneth T. Stevens